Exhibit 99.1

SACHEM CAPITAL REPORTS FIRST QUARTER 2025 RESULTS

- Company to Host Webcast and Conference Call -

BRANFORD, Conn., May 1, 2025 (GLOBE NEWSWIRE) -- Sachem Capital Corp. (NYSE American: SACH) (the “Company”), a real estate lender specializing in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property, today announced its financial results for the quarter ended March 31, 2025.

John Villano, CPA, Sachem Capital’s Chief Executive Officer commented, “The first quarter was one of stability for the Company as we put the challenges of the past year behind us. Our balance sheet showed almost no change from the prior quarter, as we remain focused on effectively managing our loan portfolio and protecting our capital. Our goal is to grow our balance sheet, capitalizing on quality opportunities to invest capital at attractive yields, while maintaining a prudent capital allocation approach. Overall, while uncertainty across the real estate and capital markets remain elevated, we are pleased with the stability of our portfolio and the liquidity on our balance sheet, and we are confident that cash flow and dividend growth will return as we leverage our industry relationships and focus on driving shareholder value.”

Results of operations for the quarter ended March 31, 2025

Total revenue was $11.4 million compared to $16.8 million in the first quarter of 2024. The change in revenue was primarily due to the cumulative effect of fewer originations over the last fifteen months, resulting in a reduction in the unpaid principal balance of loans held for investment, in addition to a currently elevated amount of nonperforming loans and real estate owned. On the other hand, income from our preferred membership limited liability company investments increased approximately 71.7%, compared to the three months ended March 31, 2024.

Total operating costs and expenses for the first quarter of 2025 were $10.4 million compared to $12.5 million in the same quarter last year. The change was primarily due to reductions in interest and amortization expense of $1.4 million, compensation and employee benefits, provision for credit losses related to loans, and other expenses totaling $0.8 million.

Net loss attributable to common shareholders for the first quarter of 2025 was $213,000, or $0.00 per share, compared to net income attributable to common shareholders of $3.6 million, or $0.08 per share for the first quarter of 2024.

Balance Sheet

Total assets as of March 31, 2025 were $491.4 million compared to $492.0 million as of December 31, 2024. Total liabilities as of March 31, 2025 were $312.1 million compared to $310.3 million as of December 31, 2024.

Total indebtedness at quarter-end was $305.6 million. This includes: $227.0 million of notes payable (net of $3.2 million of deferred financing costs) and $78.6 million aggregate outstanding principal amount of the amounts due under various credit facilities and the mortgage loan on the Company’s office building.

Total shareholders’ equity at March 31, 2025 was $179.3 million compared to $181.7 million at year-end 2024. Book value per common share at March 31, 2025 was $2.57 compared to $2.64 at year-end 2024. The $0.07 decrease in book value is primarily due to the aggregate $3.5 million in preferred and common dividends declared and paid during this first quarter 2025.

Dividends

The Company currently operates and qualifies as a Real Estate Investment Trust (REIT) for federal income taxes and intends to continue to qualify and operate as a REIT. Under federal income tax rules, a REIT is required to distribute a minimum of 90% of taxable income each year to its shareholders, and the Company intends to comply with this requirement for the current year.

On March 31, 2025, the Company paid a dividend of $0.484375 per share to the holders of its Series A Preferred Stock of record on March 15, 2025.

On March 31, 2025, the Company paid a dividend of $0.05 per share to its common shareholders of record on March 17, 2025.

Investor Conference Webcast and Call

The Company is hosting a webcast and conference call Thursday, May 1, 2025 at 8:00 a.m. Eastern Time, to discuss in greater detail its financial results for the quarter ended March 31, 2025. A webcast of the call may be accessed on the Company’s website at https://sachemcapitalcorp.com/investor-relations/events-and-presentations/default.aspx.

Interested parties can access the conference call via telephone by dialing toll free 1-877-704-4453 for U.S. callers or 1-201-389-0920 for international callers.

Replay

The webcast will also be archived on the Company’s website and a telephone replay of the call will be available through Thursday, May 15, 2025, and can be accessed by dialing 1-844-512-2921 for U.S. callers or 1-412-317-6671 for international callers and by entering replay passcode: 13752977.

About Sachem Capital Corp

Sachem Capital Corp. is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., three years or less) secured, nonbanking loans to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and is personally guaranteed by the principal(s) of the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. Such forward-looking statements are subject to several risks, uncertainties and assumptions as described in the Annual Report on Form 10-K for 2024 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 31, 2025. Because of these risks, uncertainties and assumptions, any forward-looking events and circumstances discussed in this press release may not occur. You should not rely upon forward-looking statements as predictions of future events. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. The Company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by the Company in the context of these risks and uncertainties.

Investor & Media Contact:

Email: investors@sachemcapitalcorp.com

SACHEM CAPITAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2025	December 31, 2024
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$24,414	$18,066
Investment securities (at fair value)	1,392	1,517
Loans held for investment (net of deferred loan fees of $2,225 and $1,950)	365,635	375,041
Allowance for credit losses	(18,122)	(18,470)
Loans held for investment, net	347,513	356,571
Loans held for sale (net of valuation allowance of $4,876 and $4,880)	10,974	10,970
Interest and fees receivable (net of allowance of $2,981 and $3,133)	4,281	3,768
Due from borrowers (net of allowance of $1,956 and $1,135)	4,413	5,150
Real estate owned, net	18,865	18,574
Investments in limited liability companies	53,935	53,942
Investments in developmental real estate, net	16,432	14,032
Property and equipment, net	3,209	3,222
Other assets	5,967	6,164
Total assets	$491,395	$491,976

Liabilities and Shareholders’ Equity
Liabilities:
Notes payable (net of deferred financing costs of $3,232 and $3,713)	$227,007	$226,526
Repurchase agreements	41,519	33,708
Mortgage payable	981	1,002
Lines of credit	36,100	40,000
Accounts payable and accrued liabilities	2,705	4,377
Advances from borrowers	3,079	4,047
Below market lease intangible	665	665
Total liabilities	312,056	310,325

Commitments and Contingencies - Note 13

Shareholders’ equity:
Preferred shares - $0.001 par value; 5,000,000 shares authorized; 2,903,000 shares designated as Series A Preferred Stock; 2,306,748 shares of Series A Preferred Stock issued and outstanding at March 31, 2025 and December 31, 2024	2	2
Common Shares - $0.001 par value; 200,000,000 shares authorized; 47,310,139 and 46,965,306 issued and outstanding at March 31, 2025 and December 31, 2024, respectively	47	47
Additional paid-in capital	257,220	256,956
Cumulative net earnings	36,422	35,518
Cumulative dividends paid	(114,352)	(110,872)
Total shareholders’ equity	179,339	181,651
Total liabilities and shareholders’ equity	$491,395	$491,976

SACHEM CAPITAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2025	2024
Revenues
Interest income from loans	$7,887	$12,641
Fee income from loans	1,425	2,616
Income from limited liability company investments	2,052	1,195
Other investment income	6	316
Other income	72	35
Total revenues	11,442	16,803

Operating expenses
Interest and amortization of deferred financing costs	6,094	7,469
Compensation and employee benefits	1,771	1,943
General and administrative expenses	1,355	1,239
Provision for credit losses related to loans held for investment	1,052	1,365
Change in valuation allowance related to loans held for sale	(4)	—
Loss on sale of real estate owned and property and equipment, net	—	11
Other expenses	145	503
Total operating expenses	10,413	12,530
Operating income	1,029	4,273

Other (loss) income, net
(Loss) gain on equity securities	(125)	397
Total other (loss) income, net	(125)	397
Net income	904	4,670
Preferred stock dividend	(1,117)	(1,022)
Net (loss) income attributable to common shareholders	$(213)	$3,648

Basic and diluted (loss) earnings per Common Share	$(0.00)	$0.08
Basic and diluted weighted average Common Shares outstanding	46,784,744	47,128,511

SACHEM CAPITAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$904	$4,670
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred financing costs	545	624
Depreciation expense	92	94
Stock-based compensation	264	239
Provision for credit losses related to loans held for investment	1,052	1,365
Change in valuation allowance related to loans held for sale	(4)	—
Loss on sale of real estate owned and property and equipment, net	—	11
Loss (gain) on equity securities	125	(397)
Change in deferred loan fees	275	(291)
Changes in operating assets and liabilities:
Interest and fees receivable, net	(361)	392
Other assets	133	(63)
Due from borrowers, net	(254)	(1,038)
Accounts payable and accrued liabilities	(1,612)	433
Advances from borrowers	(968)	(1,822)
Total adjustments and operating changes	(713)	(453)
NET CASH PROVIDED BY OPERATING ACTIVITIES	191	4,217

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities	—	(7,725)
Proceeds from the sale of investment securities	—	7,128
Purchase of interests in limited liability companies	(4,223)	(3,186)
Proceeds from limited liability companies returns of capital	4,230	—
Proceeds from sale of real estate owned	89	121
Acquisitions of and improvements to real estate owned	—	(749)
Purchase of property and equipment	(41)	(14)
Improvements in investment in developmental real estate	(742)	—
Principal disbursements for loans	(41,308)	(42,654)
Principal collections on loans	47,742	51,398
NET CASH PROVIDED BY INVESTING ACTIVITIES	5,747	4,319

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from lines of credit	36,100	460
Repayments on lines of credit	(40,000)	(600)
Proceeds from repurchase agreements	11,693	—
Repayments of repurchase agreements	(3,882)	—
Repayment of mortgage payable	(21)	(20)
Dividends paid on Common Shares	(2,363)	(5,144)
Dividends paid on Series A Preferred Stock	(1,117)	(1,022)
Proceeds from issuance of Common Shares, net of expenses	—	2,049
Proceeds from issuance of Series A Preferred Stock, net of expenses	—	1,556
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	410	(2,721)

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,348	5,815

CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	18,066	12,598

CASH AND CASH EQUIVALENTS – END OF PERIOD	$24,414	$18,413